Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-1 of our report dated March 24, 2021, relating to the audit of the consolidated financial statements of Mitesco, Inc., as of December 31, 2020 and for the year ended December 31, 2020. Our report was included in the Annual Report on Form 10-K filed March 24, 2021 and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading of “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Henderson, Nevada

February 9, 2022